CONTRACT
Date: January 31st 1999

Parties:

The Partners of ZAHES LTD, incorporated and acting in compliance with the Georgian legilsation (hereinafter "the Company"), jointly holding 100% of the total outstanding equity of the Company, which partners are hereinafter referred to as "the Georgian Partners", represented by the director of the Company Teimuraz Chkheidze;

IDM Foreign Power, incorporated and acting in compliance with the legislation of the British Virgin Islands, (hereinafter "IDM"), represented by the director Sam de Lapa,

hereinafter jointly referred to as "the Parties",

1.   Subject of the Contract

1.1 IDM invests in the Company from the view of rehabilitation and upgrade of the hydroelectric power station ZAHES (hereinafter "the Station") and the Georgian Parnters assign, convey, transfer to IDM 80% (eighty per cent) of the total outstanding equity of the Company on fully diluted basis against the above mentioned investment.

2.   Obligations of the Parties

2.1  The  Parties   undertake   the   obligation  to  ensure  by  joint  efforts
     prolongation of the existing lease contract of the Station dd. March 23, 1993.

2.2 The parties are obliged to utilize the above-mentioned investment strictly in compliance with the purpose of investment.

2.3  The  parties  agree  to  act  jointly   towards   collecting  the  existing
     receivables of the Company amounting to GEL 3.5 million approximately, which will be reinvested into the Company.

2.4 The Georgian Partners undertake to assign to IDM 80% (eighty per cent) of the total outstanding equity of the Company and register such assignment in compliance with the Georgian legislation.

2.5 IDM undertakes to invest into the Company up to the total amount of USD 9000000 (nine million) gradually:

     2.5.1 Within 45 days from the date of registration of the named assignment of the share of equity to invest up to the amount of USD 75000 (seventy five thousand) for rehabilitation of the 6th unit (15 MW) subject to technical examination approved by IDM.

     2.5.2 To invest the amount of up to USD 1000000 (one million) for repair of derivation canal in compliance with the technical examination to be approved by IDM by July 1st 1999.

     2.5.3 The total investment in the amount up to USD 9000000 (nine million) for rehabilitation and upgrade of the Station will be carried out in compliance with the technical examination data to be approved by IDM and subject to the extention of the current Lease term for a 25 year period.

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     2.5.4 In the event the Lease term is extended for an additional 5 year term only, IDM shall invest up to US$1000000 (one million) subject to technical examination to be approved by IDM.

     2.5.5 Within the current Lease term IDM shall invest up to US$200000 (two hundred thousand) in the general rehabilitation of Zages Power Station subject to technical examination to be approved by IDM.

     2.5.6 IDM hereby guaranties that all technically approved decisions by IDM will be financially sufficient to execute such decisions.

     2.5.7 IDM shall have the rights to establish its own representation separated from ZAHES LTD. Such representation shall have the rights to control all financial and economic matters regarding Zages and other matters via the existing ZAHES LTD bank account. IDM shall have the sole right as majority owner to control such representation. All income to be derived from the sell of electricity or otherwise shall be controlled by such representation.

3.   Rights of the Parties

3.1 The Parties agree that the managerial group of the organizational structure of the Company (ZAHES LTD) is represented by and limited to the following persons: Teimuraz Chkheidze (Director), Togo Khabelshvili (1st Deputy Director - Chief Engineer), Revaz Lomtadze (Deputy Director in Aggregate Repair Sphere), Tariel Matiashvili (Deputy Director in Hydro Technical and Construction Sphere), Archil Kipiani (Deputy Director in Legal and Economic Spheres), and the said managerial group will remain unchanged and none of this above mentioned group will be dismissed or transferred to another position, no changes will be introduced to their job functions and rights, neither any position of a managerial level higher then of members of the above-mentioned group of persons will be introduced to the personnel structure of the company (ZAHES LTD), nor any other position will be added to the structure of the said managerial group without being adopted unanimously by all partners of the Company (ZAHES LTD), despite any other organization structure or personnel structure changes different from above-mentioned changes or alternations as long that the above-mentioned personnel will oblige to all decisions made by the majority Partners or their representatives on the meeting.

3.2 All other decisions different from the issues mentioned in 3.1 of the present contract are binding and enforceable upon the director of the Company and his deputies providing that such decisions do not contradict the Georgian legislation and/or the interests of the Company. Otherwise they will lose their immunity. In case the decision is not enforced despite the consent of the director and his deputies, due to objective or subjective reasons independent from the director and his deputies, their immunity will be kept unchanged.

3.3 Personnel's salary and wage payment can be changed only with the approval by the director of the Company (Teimuraz Chkheidze).

4.   Responsibilities of the Parties

4.1 The Georgian Partners agree to reimburse the expenses born by IDM in connection to preparation of the present contract in case the Georgian Partners fail to perform their obligations provided by or arising from the present contract.
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4.2  IDM  agrees,  in case it fails to perform  its  obligations  provided by or arising from the present contract, to unconditionally and on a free basis return 80% (eighty per cent) of the total outstanding equity of the Company to the Georgian Partners and reimburse the loss caused by such failure to the Georgian Partners and the Company.

5.  Term of the Contract

5.1  The contract is signed for an indeterminate term.

5.2  The contract enters into force from the moment it is signed by the Parties.

6.   Cessation of the Contract

6.1  The contract can be ceased by a mutual agreement of the parties.

7.   Force Majeure

7.1 For the purpose of this contract, Force Majeure and Force Majeure Event means in relation to any Party any event or circumstance which is beyond the reasonable control of such Party which, despite the exercise of reasonable diligence by such Party cannot be prevented, avoided or removed and which results in or causes the failure of that Party to perform any of its obligations under this contract including but not limited to:

     7.1.1 war, blockade, mobilization, requisition or embargo;

     7.1.2rebellion, revolution, insurrection, other military acts, unsurped power or civil war;

     7.1.3 riot, civil commotion or sabotage;

     7.1.4 act of public enemies or terrorists;

     7.1.5 lighting, fire, explosion, storm, wind, flying debris, flood, tidal wave, earthquake, tempest or other natural disasters and other acts of God.

7.2 either Party shall be excused from performance and shall not be construed to be in default in respect of their obligations under this contract for so long as their failure to perform such obligations is due to Force Majeure Event.

7.3 In the event of Force Majeure, the Party affected by such event shall as soon as reasonably practicable notify the other Party of such event and provide suitable evidence of the occurrence of such event and an estimate of its duration and affect and both Parties shall:

     7.3.1 make all reasonable efforts to prevent and to reduce to a minimum and mitigate the effect of any delay occasioned by a Force Majeure Event;

     7.3.2 use all reasonable efforts to ensure resumption of normal performance of this contract after the termination of any Force Majeure Event and shall perform their obligations to the maximum extent practicable between the Parties;

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     7.3.3  Take all  reasonable  measures  to  reduce  the  losses of the Party occasioned by a Force Majeure Event.

8.   Dispute Resolution

8.1 If any dispute or difference between any of the Parties arises in relation to this contract and/or the transactions contemplated by it (including any question regarding such transaction(s), existence, validity or termination), the Party seeking resolution of the dispute shall give the Party alleged to be in breach and/or against whom relief is sought, a notice and in the notice shall give sufficient details to allow the recipient to understand the substance of the dispute and the relief sought.

8.2 The authorized person of the Parties of the dispute or their appointed representatives shall within 30 calendar days after the date on which the notice is deemed to be have been delivered, meet together and negotiate in good faith in order to try to resolve the dispute as quickly and economically as possible.

8.3 If the Parties have not resolved the dispute within 30 calendar days after this meeting or within such longer period as the Parties to the dispute agree in writing, the dispute shall be resolved by arbitration under the Rules of the ICSID (International Court for the Settlement of Disputes) in force at the time of the referral.

8.4 The seat of the arbitration shall be in London and the arbitration will be carried out and conducted in London, England.

9.   Miscellaneous

9.1 From the moment of signing the present contract all various agreements, contracts and correspondence between the Parties become void.

10.  Addresses of the Parties

Georgian Partners: 1 Cascade Str., Mtskheta, Georgia

IDM:Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

Signatures:

From Georgian Partners side:

 /s/
Teimuraz Chkheidze

From IDM side:

 /s/
Sam De Lapa